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                                                                     EXHIBIT 1.2


                                OPTION AGREEMENT

         This Option Agreement (this "Agreement"), dated as of April 14, 2006, is by and among KTTI Holding Company, LLC, a Delaware limited liability company ("Holdings"), KTTI GP, LLC, a Delaware limited liability company ("GP" and together with Holdings, "Grantors"), Thousand Trails Operations Holding Company, L.P., a Delaware limited partnership (the "Company"), and MHC T1000 Trust, a Maryland real estate investment trust ("Optionee").

                                    RECITALS

         A. The Company, a wholly owned Subsidiary of Grantors, has requested that certain Affiliates of Optionee (the "MHC Parties"), grant their consent (the "Consent") pursuant to that certain Lease Agreement, dated as of November 10, 2004, between MHC Leasing and the Company (the "Lease") to certain transactions, and agree to certain amendments (the "Amendments") to the Lease.

         B. In order to induce the MHC Parties to grant the Consent and agree to the Amendments, Grantors and the Company have agreed to grant the option and other rights contemplated hereby to Optionee.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   Definitions

         When used herein the following terms shall have the following meanings:

         "Affiliate" as applied to any Person, means any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, includes the possession, directly or indirectly, of 10% or more of the total number of votes which may be cast by the holders of the total number of outstanding shares of stock of any class or classes of such Person in any election of directors of such Person (or in the case of a Person which is not a corporation, 10% or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise.

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         "Closing" shall have the meaning set forth in the Securities Purchase
Agreement (as defined below).

         "Event of Default" means any default by Grantors or the Company in the timely performance of any of their respective Secured Obligations (as defined below).

         "Fair Market Value" means the aggregate purchase price that a willing buyer would pay to a willing seller for the purchase of all of the equity interests (on a fully diluted basis) of the Company, determined based on the most recently delivered Financial Statements and Schedules (the "Valuation Schedules"), assuming that (i) the debt, cash, working capital and other assets and liabilities of the Company and its Subsidiaries are as set forth on such Financial Statements, (ii) control of the Company is being transferred and (iii) the Securities would be acquired pursuant to the Securities Purchase Agreement as qualified by the Valuation Schedules to the extent such Valuation Schedules affect the value of the Securities (including, without limitation, the fact that the representations and warranties under the Securities Purchase Agreement do not survive the Closing).

         "Financial Statements" means the financial statements required to be delivered pursuant to Section 6.1(a).

         "GAAP" means generally accepted accounting principles, consistently applied.

         "Liens" means any claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever.

         "Person" means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

         "Schedules" means the schedules that would be required to be delivered pursuant to the Securities Purchase Agreement had it been entered into by Grantors and Optionee on the date of such schedules.

         "Subsidiary" means, with respect to any entity, any corporation, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such entity or one or more Subsidiaries of such entity or by such entity and one or more Subsidiaries of such entity.

                                   ARTICLE II

                                     Option

         2.1 Grantors hereby grant to Optionee (or one or more of Equity LifeStyle Properties, Inc. and its Subsidiaries) the exclusive, irrevocable right and option (the "Option") to acquire all outstanding equity interests of the Company and all options, warrants or other rights of any kind to acquire such equity interests (collectively, the "Securities") for an aggregate purchase price

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equal to a Final Fair Market Value that has been determined pursuant to Article
III no more than sixty-five (65) days prior to the delivery of the Option Notice (the "Closing Fair Market Value"). The term of the Option shall commence on the date hereof and terminate on the date on which the Lease terminates (the "Option Term"); provided, however, that in the event the Option has been exercised prior to the termination of the Lease and the Closing is scheduled to occur after termination of the Lease, the Option Term shall be extended until the Closing or a rescission of the exercise pursuant to Section 3.5. Provided that (i) Optionee or one of its Affiliates obtains either (a) a commitment from a law firm to provide a legal opinion that, if the Option is exercised, the income Optionee receives from the Membership Contracts (as defined in the Lease) "should" or "will" constitute income described in Sections 856(c)(2) and 856(c)(3) of the Internal Revenue Code (the "Code") or (b) a private letter ruling from the Internal Revenue Service that, if the Option is exercised, the income Optionee would receive from the Membership Contracts will constitute income described in Sections 856(c)(2) and 856(c)(3) of the Internal Revenue Code; (ii) Optionee or one of its Affiliates obtains approval from the U.S. Forest Service for the transfer of the Company; (iii) Optionee or one of its Affiliates obtains consent to transfer at least 50% of the currently outstanding liquor licenses held by Affiliates of the Company (and associated with the Company's operation of its campgrounds and associated facilities); and (iv) Optionee obtains an opinion from legal counsel that the transfer of the Company to Optionee will not adversely affect the U.S. federal income tax treatment of the rental payments Optionee has received from the Lease (as amended by the Amendments) in prior taxable years (the "Tax Conditions"), the Option shall be exercisable beginning on April 14, 2009 and ending on the date on which the Lease terminates (such period, the "Exercise Period"). Each of Grantors and the Company expressly acknowledge and agree that Optionee is under no obligation to exercise the Option, that Optionee may exercise or not exercise the Option in Optionee's sole and absolute discretion (provided that, prior to the Closing, the Tax Conditions are satisfied), and that neither Optionee nor any of its Affiliates, agents, or other persons acting on its behalf shall have any liability to Grantors, the Company or any other person for exercising or failing to exercise the Option.

         2.2 Prior to the termination of the Option Term, Grantors shall not directly or, except as expressly and affirmatively authorized under the Lease, indirectly, transfer, sell, convey, exchange or otherwise dispose of (herein referred to as a "transfer"), or grant any option or other right to acquire or enter into any other agreement, arrangement or understanding providing for any of the foregoing (contingent or otherwise) with respect to, any Securities, except to Optionee in accordance with Article III. Any purported transfer of Securities to a party other than Optionee prior to the termination of the Option Term shall be void and ineffective, and the Company shall not recognize or be bound by any such purported transfer and shall not effect any such purported transfer on the books of the Company. In the event of any indirect transfer of Securities expressly and affirmatively authorized under the Lease, Grantors and the Company shall be continue to be bound by this Agreement. In addition, prior to the termination of the Option Term, Grantors will not pledge, or otherwise create, incur, assume or suffer to exist any Lien on any Securities.

         2.3 If Optionee exercises the Option pursuant to Section 3.4 (and does not rescind such exercise pursuant to Section 3.5), Grantors shall on the date specified in the Option Notice execute and deliver to Optionee a Securities Purchase Agreement in the form attached hereto as Exhibit A (the "Securities Purchase Agreement") in which the Cash Purchase Price (as defined in

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the Securities Purchase Agreement) shall be equal to the Closing Fair Market
Value and to which the Valuation Schedules are attached; provided, however, that in the event that, as a result of a change in law occurring after the date hereof, a Grantor would be in violation of such law as a result of executing and delivering the Securities Purchase Agreement, Grantors may request Optionee's consent to revisions to the Securities Purchase Agreement only to the extent necessary to prevent such violation of law, which consent may not be unreasonably withheld.

         2.4 If Optionee exercises the Option pursuant to Section 3.4 (and does not rescind such exercise pursuant to Section 3.5), Grantors and the Company agree that, if and as requested in writing by Optionee, the Company shall, simultaneously with the Closing, transfer the equity interests of one or more of its Subsidiaries to one or more of Equity LifeStyle Properties, Inc. and its Subsidiaries as may be designated by Optionee. In such event, any such equity interests shall be transferred for no consideration and the Closing Fair Market Value shall not be modified with respect to any such transfer.

                                   ARTICLE III

                               Exercise of Option

         3.1 On November 1, 2009 and each November 1st thereafter, Grantors and the Company shall prepare and deliver to Optionee Schedules dated as of November 1st of the applicable year. In addition, at any time during the Exercise Period or thirty (30) days prior thereto, upon Optionee's written request, Grantors and the Company shall prepare and deliver to Optionee Schedules dated as of a date not earlier than the request and not later than fifteen (15) days after the Company's receipt of such request; provided, however, that in no event shall Optionee request Schedules more than twice in any twelve (12) month period.

         3.2 On November 10, 2009 and each November 10th thereafter, Optionee shall prepare and deliver to Grantors written notice of its determination of the Fair Market Value. In addition, at any time during the Exercise Period, Optionee may prepare and deliver to Grantors written notice of its determination of the Fair Market Value; provided, however, that in no event shall Optionee do so more than twice in any twelve (12) month period. Within ten (10) days following any such delivery, Grantors may deliver written notice (the "Protest Notice") to Optionee of any disagreement that Grantors may have as to such Fair Market Value. The failure of Grantors to deliver such Protest Notice within the prescribed time period will constitute Grantors' acceptance of the Fair Market Value delivered by Optionee.

         3.3 If Grantors deliver a Protest Notice and Grantors and Optionee are unable to resolve any disagreement as to the Fair Market Value within ten (10) days following Optionee's receipt of the Protest Notice, then the amounts in dispute will be promptly referred to an independent valuation professional mutually agreed to by Optionee and Grantors (the "Arbitrator") for final arbitration within thirty-five (35) days after the matter is submitted to the Arbitrator, which arbitration shall be final and binding on both Optionee and Grantors and the Company. The Arbitrator shall act as an arbitrator to determine the Fair Market Value, which shall not be less than the Fair Market Value initially specified by Optionee or greater than the Fair Market Value specified in the Protest Notice. Optionee and Grantors agree to execute, if requested by the Arbitrator, a reasonable engagement letter. The fees and expenses of the

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Arbitrator shall be paid by either (i) Optionee if the Final Fair Market Value is more than 10% greater than Fair Market Value initially specified by Optionee or (ii) Grantors in all other cases. The term "Final Fair Market Value," as used in this Agreement, shall mean, as applicable, the Fair Market Value accepted by Grantors in accordance with Section 3.2, the Fair Market Value agreed to by Grantors and Optionee or the Fair Market Value determined by the Arbitrator in accordance with this Section 3.3.

         3.4 Optionee may provide notice to Grantors (the "Option Notice") of its election to exercise the Option within sixty-five (65) days after the determination of any Final Fair Market Value. The Option Notice shall set forth the date, no more than twenty (20) days after the date on which the Option Notice is sent, on which the Securities Purchase Agreement shall be executed and the Closing shall occur. If at any time after April 14, 2009, the condition in clause (i) of the definition of Tax Conditions is satisfied, but those in any or all of clauses (ii), (iii) or (iv) are not, upon Optionee's written request, Optionee and Grantors shall endeavor in good faith to restructure the business associated with the Premises (as defined in the Lease) so that Optionee will contribute the Premises and Grantors will contribute (or cause their Affiliates to contribute) the Membership Contracts to a new joint venture, through which Optionee and/or one or more of its Affiliates and Grantors and/or one or more of their Affiliates will jointly operate the business associated with the Premises; provided, however, that in the event the parties are unable to consummate such a restructuring and joint venture after endeavoring in good faith to do so for a reasonable period of time, such written request shall be deemed to be rescinded without any liability or obligation whatsoever, and the Option and this Agreement shall continue in full force and effect.

         3.5 Notwithstanding anything to the contrary contained herein, (i) if any event, circumstance or occurrence which has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, affairs, assets, operations, employee relations, condition (financial or otherwise) or valuation of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"), arises after the date on which Optionee sends an Option Notice and prior to the Closing, or (ii) any change to the Securities Purchase Agreement is requested by Grantor pursuant to Section 2.3, Optionee may rescind such Option Notice without any liability or obligation whatsoever by giving written notice thereof to Grantors. In the event of any such rescission of an Option Notice, the Option and this Agreement shall continue in full force and effect.

                                   ARTICLE IV

           Representations and Warranties of Grantors and the Company

         Grantors and the Company hereby jointly and severally represent and warrant to Optionee as follows:

         4.1 The Company is a limited partnership duly organized, validly existing and in good standing under the laws of the Delaware. The Company has the requisite legal and corporate power and authority to own all the properties owned by it, and to conduct its business as presently being conducted and as proposed to be conducted by it. Each Grantors is a limited

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liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Each of Grantors and the Company has requisite corporate power and authority to enter into this Agreement and the Securities Purchase Agreement and to carry out and perform their respective obligations under the terms of this Agreement and the Securities Purchase Agreement.

         4.3 All entity action on the part of each of Grantors and the Company, and their respective directors (or others performing similar functions) and equityholders necessary for the authorization, execution, delivery and performance by each of Grantors and the Company of this Agreement and the Securities Purchase Agreement, and the consummation of the transactions contemplated hereby and thereby, has been taken. This Agreement is, and upon execution and delivery, the Securities Purchase Agreement will be, a legal, valid and binding obligation of each of Grantors and the Company, enforceable against each of Grantors and the Company in accordance with their terms, except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of equitable remedies.

         4.4 None of the execution and delivery of this Agreement and the Securities Purchase Agreement, the consummation of the transactions provided for herein and therein or contemplated hereby and thereby, and the fulfillment by each of Grantors and the Company of the terms hereof or thereof, will (with or without notice or passage of time or both) (a) conflict with or result in a breach of any provision of the articles or certificate of incorporation, by-laws, articles or certificate of formation, partnership agreement or operating agreement, as applicable, of Grantors, the Company or any of the Company's Subsidiaries, (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any consent or approval under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, loan, factoring arrangement, license, agreement, lease or other instrument or obligation to which Grantors, the Company or any of the Company's Subsidiaries is a party or by which they or any of their assets may be bound, or (c) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to Grantors, the Company or any of the Company's Subsidiaries or any of their assets.

         4.5 The Company's and each of its Subsidiaries' authorized equity interests are as set forth on Schedule 4.5. The only equity interests of the Company and each of its Subsidiaries issued and outstanding, reserved for issuance or committed to be issued are as set forth on Schedule 4.5. The issued and outstanding equity interests of the Company and each of its Subsidiaries are owned beneficially and of record by the Persons, in the amounts set forth on
Schedule 4.5. All outstanding securities of the Company and each of its Subsidiaries were issued in compliance with all federal and state securities laws. There are no stock appreciation rights, phantom stock plan, rights to an interest in profits or revenues, or any similar rights outstanding with respect to the Company or any of its Subsidiaries.

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         4.6  Each of the Securities was validly issued, and is a fully paid and non-assessable partnership interest of the Company, owned beneficially and of record by Grantors, free and clear of all Liens. There are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the voting (including, without limitations, voting trusts and proxies), sale, purchase, redemption or other transfer of any of the equity interests of the Company or any of its Subsidiaries granted by Grantors, the Company or any of the Company's Subsidiaries or to which any of them is a party. Grantors collectively have sole voting power, sole power of disposition and sole power to enter into this Agreement and the Securities Purchase Agreement, with respect to all of the Securities, with no limitations, qualifications or restrictions on such rights and powers, and no Grantor has granted and no Grantor will grant such rights and powers to any other Person.

         4.7 Grantors have conducted no business or operations other than owning the Securities and have no liabilities or obligations other than with respect to the negotiation, execution and delivery of this Agreement.

         4.8 No agent, broker, investment banker, Person or firm acting on behalf of any of Grantors, the Company or any Subsidiary of the Company, or under the authority thereof, is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

                                    ARTICLE V

                   Representations and Warranties of Optionee

         Optionee hereby represents and warrants to Grantors and the Company as follows:

         5.1 Optionee is a real estate investment trust duly organized, validly existing and in good standing under the laws of the Maryland.

         5.2 Optionee has requisite corporate power and authority to enter into this Agreement and the Securities Purchase Agreement and to carry out and perform its obligations under the terms of this Agreement and the Securities Purchase Agreement.

         5.3 All entity action on the part of Optionee, and its directors (or others performing similar functions) and equityholders necessary for the authorization, execution, delivery and performance by Optionee of this Agreement and the Securities Purchase Agreement, and the consummation of the transactions contemplated hereby and thereby, has been taken. This Agreement is, and upon execution and delivery the Securities Purchase Agreement will be, legal, valid and binding obligations of Optionee, enforceable against Optionee in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of equitable remedies.

         5.4 None of the execution and delivery of this Agreement and the Securities Purchase Agreement, the consummation of the transactions provided for herein and therein or contemplated hereby and thereby, and the fulfillment by Optionee of the terms hereof or thereof,

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will (with or without notice or passage of time or both) (a) conflict with or result in a breach of any provision of the articles or certificate of incorporation, by-laws, articles or certificate of formation, partnership agreement or operating agreement, as applicable, of Optionee or (b) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to Optionee or any of its assets.

         5.5 No agent, broker, investment banker, Person or firm acting on behalf of any of Optionee, or under the authority thereof, is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

                                   ARTICLE VI

                      Covenants of Grantors and the Company

         6.1 The Company will, and Grantors will cause the Company to, deliver to Optionee:

              (a) Copies of the financial statements and other information required to be delivered under paragraphs 20(b) and 30 of the Lease, simultaneously with their delivery under the Lease;

              (b) Promptly upon receipt thereof, copies of all other reports or management letters, if any, submitted to the Company or any of its Subsidiaries by independent public accountants in connection with any annual or interim audit of the books of the Company or any of its Subsidiaries made by such accountants;

              (c) Promptly upon Optionee's request, notice of any default or breach of, or default under, any material agreement or arrangement to which the Company or any of its Subsidiaries is a party or by which any of them is bound;

              (d) Promptly upon the occurrence thereof, notice of any event, circumstance or occurrence that in the reasonable judgment of Grantors or the Company has had, or will have, individually or in the aggregate, a Material Adverse Effect;

              (e) Copies of any other documents or data furnished to equityholders of the Company regarding the Company or its affairs, simultaneously with the furnishing of such documents to such equityholders; and

              (f) With reasonable promptness, such other data and information as from time to time may be reasonably requested by Optionee.

         6.2 The Company will maintain, and cause each of the Company's Subsidiaries to maintain, a system of accounting established and administered in accordance with GAAP and cause all financial statements or information delivered under Section 6.1 to be prepared in accordance with GAAP.

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         6.3  The Company will comply and cause each Subsidiary to comply in all material respects with all laws, rules, regulations, judgments, orders and decrees of any governmental or regulatory authority applicable to it and its respective assets.

         6.4 The Company will preserve, protect, and maintain, and cause each of the Company's Subsidiaries to preserve, protect, and maintain all rights (including corporate existences), franchises, accreditation, privileges, and properties the failure of which to preserve, protect, and maintain could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company will comply and cause each of the Company's Subsidiaries to comply, with all material agreements and contracts to which they are a party.

         6.5 Optionee shall have reasonable access upon reasonable prior notice during regular business hours to the Company's and each Subsidiary's personnel, properties, contracts, books and records, and other documents and data of the Company and each Subsidiary, and Optionee may, at its own expense, make copies of all such contracts, books and records, and other existing documents and data. Grantors shall have the right to be present at any meeting between Optionee and the Company's and its Subsidiaries' personnel and any inspection by Optionee of the Company's and its Subsidiaries' properties. Without limitation of the foregoing, Optionee shall have the right to discuss and consult with the Company's and each Subsidiary's officers, directors, employees, consultants, lenders and accountants regarding the operations and financial affairs of the Company and its Subsidiaries.

         6.6 The Company will, and Grantors will cause the Company to, cause each certificate representing the Company's securities to be stamped or otherwise imprinted with a legend to substantially the following effect:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN OPTION AGREEMENT DATED APRIL 14, 2006, A COPY OF WHICH IS AVAILABLE AT THE PRINCIPLE OFFICES OF THE CORPORATION"

         6.7 Grantors shall conduct no business or operations other than owning the Securities and shall not enter into any agreements or incur any liabilities or obligations other than with respect to the performance of this Agreement.

         6.8 Without the prior written consent of Optionee, Grantors and the Company will not, and will cause the Company's Subsidiaries not to:

              (a) authorize, issue or sell or enter into any agreement providing for the issuance or sale (contingent or otherwise) of any equity securities or debt securities with equity features or any other security directly or indirectly convertible, exercisable or exchangeable for any of the foregoing of the Company or any of its Subsidiaries;

              (b) except as expressly and affirmatively authorized under the Lease, consummate, authorize, approve or enter into any agreement providing for a merger, consolidation, recapitalization, or reorganization of the Company or any of its Subsidiaries;

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

              (c) consummate, authorize, approve or enter into any agreement providing for a liquidation or dissolution of, or the filing of (or the acquiescence in the filing of) a petition in bankruptcy or similar proceeding with respect to, the Company or any of its Subsidiaries;

              (d) authorize, approve or enter into any agreement providing for
(i) any acquisition of any material interest in any other business or entity (whether such transaction is structured as an asset purchase, an equity purchase, a merger or otherwise) or (ii) except as expressly and affirmatively authorized under the Lease, the sale, lease or other disposal of more than 5% of the Company's consolidated assets in any twelve (12) month period;

              (e) except as expressly and affirmatively authorized under the Lease, authorize, declare or approve or enter into any agreement providing for the authorization, declaration or approval of any direct or indirect dividend or other distribution on any class of equity securities or debt securities with equity features or any other security directly or indirectly convertible, exercisable or exchangeable for any of the foregoing, or any redemption or repurchase thereof;

              (f) except as expressly and affirmatively authorized under the Lease, authorize, approve or enter into any agreement providing for any material transaction with an Affiliate of the Company or with an Affiliate of any member of management of the Company or a family member thereof, other than salary, benefits, advances and expense reimbursement to employees of the Company in the ordinary course of business;

              (g) except as expressly and affirmatively authorized under the Lease, pay, repurchase, discharge, settle or otherwise satisfy and claim, liability or obligation in excess of $100,000 other than in the ordinary course of business, consistent with past practice;

              (h) authorize, approve or enter into any material agreement, arrangement or understanding that would require a third Person's consent prior to the consummation of the transactions contemplated by the this Agreement and the Securities Purchase Agreement;

              (i) take any action, or omit to take any action, that will result in, or could reasonably be expect to result in, an increase in the equity value of RPI other than in the ordinary course of business consistent with past practice; and

              (j) authorize, approve or enter into any agreement or commitment to take any of the foregoing actions.

         6.9 The Company shall deliver with each Financial Statement and Schedule a certificate, duly executed by the Company, that as of the applicable dates thereof, such Financial Statement or Schedule is true and correct in all material respects.

         6.10 The covenants set forth in this Article VI shall terminate (i) upon the Closing or (ii) upon the end of the Option Term (the "Termination Date").

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                                   ARTICLE VII

               Pledge and Deposit of Securities; Power of Attorney

         7.1 To secure performance of Grantors' obligations under this Agreement, each Grantor (a) grants to Optionee a security interest in all of the Securities owned by such Grantor, (b) pledges and deposits as security with Optionee the Securities owned by Grantor on the date hereof and delivers to Optionee certificates therefor accompanied by an assignment separate from interest duly executed in blank by Optionee, and (c) assigns, transfers, hypothecates, mortgages, charges and sets over to Optionee all of such Grantor's right, title and interest in and to such Securities (and in and to the certificates or instruments evidencing such Securities), to be held by Optionee upon the terms and conditions set forth in this Article. If a Grantor shall acquire (by purchase, distribution or otherwise) any additional partnership interests of the Company at any time or from time to time after the date hereof, Grantor will forthwith pledge and deposit such partnership interests as security with Optionee and deliver to Optionee certificates therefor accompanied by an assignment separate from interest duly executed in blank by such Grantor. Grantors hereby authorize Optionee to file Uniform Commercial Code financing statements evidencing the security interests.

         7.2 The security interests in the Securities granted to Optionee pursuant to this Agreement shall secure the timely performance of all duties and obligations of Grantors and the Company under this Agreement and the Securities Purchase Agreement (the "Secured Obligations").

         7.3 Unless and until an Event of Default shall have occurred and be continuing for a period of three (3) Business Days (as defined in the Lease) after notice thereof, to the extent not otherwise prohibited or limited under the Lease, each Grantor shall be entitled to all rights of a holder of the Securities owned by such Grantor, including, without limitation, to vote, give consents, waivers or ratifications in respect thereof and to receive dividends and other distributions thereon, provided that no such action may be taken which would violate or be inconsistent with any of the terms of this Agreement, or any other instrument or agreement referred to herein, or which would have the effect of impairing the position or interests of Optionee. All such rights of Grantors shall cease in case an Event of Default shall occur, which failure shall continue for a period of three (3) Business Days after notice thereof. In case an Event of Default shall have occurred and be continuing for a period of three
(3) Business Days after notice thereof, in addition to any other rights under this Agreement, Optionee is authorized to vote all or any part of the Securities and give all consents, waivers and ratifications in respect of such Securities. To facilitate voting of the Securities by Optionee after an Event of Default, Grantors shall execute and deliver to Optionee, concurrently with the execution hereof, a proxy in the form of Exhibit B attached hereto and by reference made a part hereof.

         7.4 Grantors and the Company agree to do such further acts and things and to execute and deliver to Optionee such conveyances as Optionee may reasonably require or deem advisable to carry into effect the purposes of this
Article VII or to further assure and confirm unto Optionee its rights, powers and remedies hereunder.

         7.5 Grantors will defend Optionee's right, title and lien in and to the Securities against the claims and demands of all Persons.

         7.6 The obligations of Grantors under this Article VII will be absolute and unconditional and will remain in full force and effect without regard to, and will not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (a) any renewal, extension, amendment or modification of, or addition or supplement to or deletion from this Agreement, or any assignment or transfer of any hereof; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of this Agreement or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of this Agreement; (c) any furnishing of any additional security to Optionee or any acceptance thereof or any sale, exchange, release, surrender or realization of or upon any security by Optionee; or (d) any invalidity, irregularity or unenforceability of all or part of the Secured Obligations or of any security therefor.

         7.7 The security interest created hereunder shall terminate on the Termination Date. Upon the termination of the security interest created herein in accordance with this Section 7.7, Optionee, at the request and expense of Grantors, will duly assign, transfer and deliver to the applicable Grantor (without recourse and without any representation or warranty) the Securities and the certificates evidencing the Securities.

         7.8 Grantors represent and warrant that this Agreement creates, as security for the Secured Obligations, a valid and enforceable perfected lien on the Securities in favor of Optionee and no consent, filing, recording or registration is required to perfect the lien purported to be created by this Agreement.

         7.9 In the event any Grantor or the Company shall fail to comply with any of its obligations under Section 2.3, which failure shall continue for a period of three (3) Business Days after notice thereof, in addition to any other rights under this Agreement, each Grantor and the Company constitutes and appoints Optionee as such party's true and lawful attorney-in-fact, and in such party's name, place and stead, to make, execute, sign, acknowledge and deliver the Securities Purchase Agreement and all other documents which Optionee deems appropriate to cause Grantors and the Company to comply with their respective obligations under Section 2.3. The foregoing power of attorney shall survive the transfer of Securities, is coupled with an interest, and, until the Termination Date, shall be irrevocable to the fullest extent permitted by law. Each Grantor and the Company hereby waive any and all defenses or claims which may be available to contest, negate or disaffirm the action of Optionee taken in good faith under this power of attorney at any time prior to the Termination Date.

                                  ARTICLE VIII

                            Miscellaneous Provisions

         8.1 Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived only by the written agreement of each of the parties hereto. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. No failure to exercise or delay in the exercise of any right, power or remedy accruing upon any breach or default under this Agreement shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

         8.2 All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement and any investigation made at any time by or on behalf of a party hereto. Notwithstanding anything in the contrary contained herein, in no event shall Optionee be entitled to receive any equity securities or assets of RPI or the proceeds thereof as a remedy for any breach of any representation, warranty or covenant (other than Section 2.3) contained herein by Grantors or the Company.

         8.3 GRANTORS, THE COMPANY AND OPTIONEE HEREBY IRREVOCABLY AGREE THAT ANY SUIT, ACTION, PROCEEDING OR CLAIM AGAINST IT ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT OR ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS AND HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY PROCEEDING BROUGHT IN CHICAGO, ILLINOIS AND FURTHER IRREVOCABLY WAIVES ANY CLAIMS THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         8.4 Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

         8.5 The parties hereto acknowledge and agree that in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement without the posting of a bond or other security.

         8.6 Any notices desired, required or permitted to be given hereunder shall be delivered personally or mailed, certified or registered mail, return receipt requested, or delivered by overnight courier service, to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, five days after mailing, if mailed, or one business day after delivery to the overnight courier service, if delivered by overnight courier service:

              If to Optionee, to:

                    MHC T1000 Trust
                    c/o Equity Lifestyle Properties, Inc.
                    Two N. Riverside Plaza, Suite 800
                    Chicago, Illinois 60606
                    Attention: General Counsel

              with a copy to:

                    Katten Muchin Rosenman LLP
                    525 West Monroe Street
                    Chicago, Illinois  60661
                    Attention: Daniel J. Perlman

              If to Grantors or the Company to:

                    KTTI Holding Company, LLC and KTTI GP Holding Company, LLC c/o Privileged Access, L.P.
                    2 Riverside Plaza
                    Suite 600
                    Chicago, Illinois 60606
                    Attention: George Touras, Chief Operating Officer

                    with a copy to:

                    Neal, Gerber & Eisenberg LLP
                    2 N. LaSalle Street, Suite 2200
                    Chicago, IL 60602
                    Attention: Douglas J. Lubelchek

         8.7 All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, but will not be assignable or delegable by Grantors or the Company without the prior written consent of Optionee, or by Optionee without the prior written consent of Grantors, except for assignments or delegations by Optionee or its permitted assignees to one or more of its or their Affiliates.

         8.8 Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         8.9 This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Illinois, without giving effect to provisions thereof regarding conflict of laws.

         8.10 This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, e-mail of a PDF file or other electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the reasonable request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine, e-mail of a PDF file or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, e-mail of a PDF file or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

         8.11 This Agreement, the Recitals and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, of the parties hereto, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof.

         8.12 Grantors and the Company agree that any Event of Default (as defined in the Lease) under the Lease shall be a default under this Agreement.

                            [Signature page follows]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date first above written.

                                GRANTORS
                                KTTI HOLDING COMPANY, LLC


                                By: /s/ George Touras
                                   ---------------------------------------------
                                   Name: George Touras
                                   Its: Authorized Signatory


                                KTTI GP, LLC


                                By: /s/ George Touras
                                   ---------------------------------------------
                                   Name: George Touras
                                   Its: Authorized Signatory


                                COMPANY
                                THOUSAND TRAILS OPERATIONS HOLDING COMPANY, L.P.

                                   By:  KTTI GP, LLC
                                   Its:  General Partner


                                By: /s/ George Touras
                                   ---------------------------------------------
                                   Name: George Touras
                                   Its: Authorized Signatory


                                OPTIONEE
                                MHC T1000 TRUST


                                By: /s/ Marguerite Nader
                                   ---------------------------------------------
                                   Name: Marguerite Nader
                                   Its: Vice President

                                  SCHEDULE 4.5
                                 CAPITALIZATION